EXHIBIT 23.2

                  INDEPENDENT AUDITORS' CONSENT

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 10, 1998 with respect to the financial statements of Design Crafting, Inc. in the Registration Statement (Amendment No. 1 to Form S-2) and related prospectus of DynamicWeb Enterprises, Inc. for the registration of 2,145,025 shares of its common stock and to the incorporation by reference therein of our report dated
November 30, 1998 (December 3, 1998 with respect to the last paragraph of Note H[7]) with respect to the consolidated financial statements of DynamicWeb Enterprises, Inc. and subsidiaries included in its annual report (Form 10-KSB) for the year ended September 30, 1998, filed with the Securities and Exchange Commission.



/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP

New York, New York
June 10, 1999